Exhibit 99.1

RESEARCH FRONTIERS ANNOUNCES PRICING AND TERMS OF UNDERWRITTEN OFFERING

WOODBURY, NY, – May 8, 2014 – Research Frontiers Inc. (the “Company”) (Nasdaq: REFR) today announced that it has priced an underwritten direct offering of 750,000 shares of its common stock at a price of $4.65 per share to a current institutional shareholder, Kevin Douglas and his related parties. The offering is expected to close on or about May 13, 2014, subject to the satisfaction of customary closing conditions.

The total gross proceeds of the offering are $3,487,500. The Company currently intends to use the net proceeds from this offering for working capital and general corporate purposes.

Craig-Hallum Capital Group LLC acted as the sole underwriter for the offering.

A shelf registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 26, 2012. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement and accompanying base prospectus related to this offering, when available, may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Minneapolis, MN 55402, by calling 612-334-6300.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

CONTACT:
Seth L. Van Voorhees
Chief Financial Officer
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com